Exhibit 99.7

August 8, 2024

WeRide Inc. (the “Company”) has filed a Registration Statement on Form F-1 (File No. 333-281054) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its American Depositary Shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named and described as a nominee to the board of directors of the Company in such Registration Statement, as may be amended from time to time and to the filing of this consent with such Registration Statement and any amendment thereto.

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Sincerely yours,

/s/ Grégoire de Franqueville
Name: Grégoire de Franqueville

[Signature Page to Consent of Independent Director]